                                                                 Exhibit 99.1
[TECO Energy Logo]


                                                        FOR IMMEDIATE RELEASE

Contact:  News Media:   Laura Plumb - (813) 228-1572
          Investor Relations: Mark Kane - (813) 228-1772
          Internet: www.tecoenergy.com


TECO ENERGY FIRST QUARTER NET INCOME UP 8 PERCENT;
--------------------------------------------------
EARNINGS PER SHARE TOTAL $.54
-----------------------------

     TAMPA, April 17, 2002 -- TECO Energy, Inc. (NYSE:TE) today reported first quarter net income increased 8 percent to $75.4 million, compared with $69.7 million in 2001. Earnings per share for the quarter were $.54 (basic), unchanged from the same period in 2001. The average number of common shares outstanding in the first quarter was 8.6 percent higher in 2002 than the same period in 2001. Revenues increased 10.3 percent to $740.3 million for the quarter, compared to $671.2 million for the same period last year.

     TECO Energy Chairman and CEO Robert Fagan said, "Achieving 8 percent higher net income is quite an accomplishment considering the impact of mild winter weather and soft economic conditions on gas and electricity prices in the first quarter. We have been expecting the weather and the economy to be major question marks in our outlook this quarter and year, so we are pleased with these first quarter results."

     "Florida continues to be a great energy market, with good customer growth in our regulated operations even during a time of economic recovery, and our portfolio of unregulated businesses continues to demonstrate its value," Fagan added.

Operating Segment Results:
--------------------------

     Results for the quarter relative to 2001 reflected the continued strong customer growth at Tampa Electric and Peoples Gas System, partially offset by mild winter weather

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patterns. At TECO Power Services (TPS), results in 2001 included a $6.1 million after-tax reserve for an asset valuation adjustment related to the sale of its minority interests in Energia Global International LTD. (EGI). At TECO Coal, results for 2002 reflect better prices, as well as increased synthetic fuel production.



                                     Three months                         Twelve months
                                     Ended 3/31/02                        Ended 3/31/02
                              --------------------------             -----------------------

(in millions)

Net Income Summary                   2002           2001                  2002          2001
                                     ----           ----                  ----          ----
Tampa Electric                      $36.0          $30.5                 $159.6        $146.4
Peoples Gas System                    9.8           10.5                   22.4          23.8
                                    -----          -----                 ------        ------
Total Regulated                      45.8           41.0                  182.0         170.2

TECO Power Services                   4.9            2.5                   29.3          18.0
TECO Transport                        6.9            8.4                   26.1          29.7
TECO Coal                            17.4           14.0                   62.4          46.9
Other diversified companies           7.7           11.3                   31.3          33.3
Other/financing/eliminations         (7.3)          (7.5)                 (21.7)        (31.0)
                                    -----          -----                 ------        ------
Total Unregulated                    29.6           28.7                  127.4          96.9

Net Income                          $75.4          $69.7                 $309.4        $267.1
                                    =====          =====                 ======        ======

Segment net income is reported on a basis that includes internally allocated financing costs at pretax rates of 7.0% for 2001 and 2002.

     Tampa Electric's net income for the first quarter was $36.0 million, compared with $30.5 million for the same period in 2001. The benefits of sStrong customer growth of 2.6 percent in 2002 was partially offset by mild winter weather patterns which resulted in retail energy sales 4.8 percent lower than 2001. Results in the first quarter of 2001 included higher-than- normal energy sales due to colder-than-normal winter weather. The company showed improved results from higher Other Income related to a pole attachment revenue true-up. Allowance for funds used during construction (AFUDC) (which represents interest

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and allowed equity cost capitalized to the construction costs) primarily from the Gannon to Bayside Units 1 and 2 repowering project, increased to $6.0 million for the quarter, from $1.1 million for the same period last year.

     Peoples Gas System reported net income of $9.8 million for the quarter, compared with $10.5 million for the same period last year. Quarterly results reflected mild winter weather patterns which more than offset customer growth of almost 4 percent. Volumes for low-margin, gas transportation for electric power generators, interruptible customers and off-system sales increased 35 percent as lower gas prices made gas utilization more attractive for these price-sensitive customers.

     TECO Power Services' (TPS) net income for the quarter was $4.9 million, compared with $2.5 million last year. Results for the quarter reflected contributions from higher capacity payments for both the San Jose and Alborada power stations in Guatemala and increased earnings from loan agreements with Panda Energy. These results were offset by increased operating costs, higher interest expense related to new investments in the Frontera and Commonwealth Chesapeake stations, and the effects of weak Texas energy market prices on the Frontera Power Station. Results in 2001 included the effect of a $6.1-million after-tax charge associated with TPS' sale of its minority interests in EGI, which owns small projects in Central America. Results for 2001 also included higher-than-normal utilization of the Commonwealth Chesapeake Power Station due to system constraints.

     TECO Transport reported net income of $6.9 million in the quarter, compared with $8.4 million for the same period last year. Lower northbound river volumes and lower outside tonnage transferred at the river terminal more than offset the effects of lower fuel prices and increased government grain and phosphate rock shipments.

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     TECO Coal achieved net income of $17.4 million, up from $14.0 million last year. These results were attributable to better coal pricing and increased synthetic fuel production, which more than offset higher underground mining costs.

     TECO Energy's other unregulated companies recorded net income of $7.7 million for the quarter, compared to $11.3 million for the same period last year. For the quarter, TECO Coalbed Methane realized net gas prices of about $2.50 per Mcf in 2002, compared with more than $4.00 per Mcf in 2001, coupled with the expected natural production declines.

Non-operating Items
-------------------
     Financing costs were higher for the quarter, reflecting higher borrowing levels associated primarily with the expansion of the independent power business.

     Cash from operations was $191.8 million for the quarter, compared with $135.5 million in 2001. Cash flow from investing activities, consisting primarily of capital expenditures, was ($519.5) million compared with ($296.3) million last year, and cash from financing activities was $290.3 million compared with $119.7 million last year. Included in cash flow from financing activities were dividend payments were $48.2 million in the first quarter of 2002, compared with $42.4 million last year.

Outlook
-------
     TECO Energy has targeted earnings per share growth of 5 percent for 2002, as discussed in TECO Energy's Annual Report. Customer growth and related increased energy sales and higher AFUDC primarily related to the Gannon to Bayside 1 and 2 repowering are expected to produce improved results at Tampa Electric and Peoples Gas System. At TECO Coal, higher coal prices and higher synthetic fuel production are expected to increase

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net income. At TECO Coalbed Methane, results will be impacted by average hedged natural gas prices of about $3.00 per Mcf in 2002, compared with actual average prices of $3.66 in 2001. At TECO Transport, improved results are expected from more normal patterns for U.S. Government grain shipments and phosphate products. At TPS, results are expected to be driven by the 65 percent of capacity under contract for 2002, a return to more normal summer weather patterns in the Mid-Atlantic region and normal power prices and sales of other services in the Texas market.

     Additional financial information related to the company's first quarter results, including unaudited financial statements, segment revenues and net income, and electric and gas volumes is available in the Investor Relations section of TECO Energy's Web site at www.tecoenergy.com.
                                     ------------------

     TECO Energy is a diversified energy related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane and TECO Solutions.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: completion of our audited financial statements; general economic conditions, particularly those in Tampa Electric's service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition; regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Power Services; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System, as well as the margins at TECO Coalbed Methane and TECO Coal; energy price changes affecting TPS' merchant plants; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TPS' ability to successfully develop, construct, finance and operate its projects on schedule and within budget; TPS' ability to obtain financing for its Dell and McAdams projects being constructed by NEPCO, and maintain funding for the Union and Gila River projects being constructed by NEPCO, and NEPCO's ability to complete these projects; TECO Energy's ability to find and successfully implement attractive investments in unregulated businesses; TPS' ability to sell the output of the merchant plants operating or under construction at

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volumes and rates to recover the investment; the ability of TECO Energy's subsidiaries to operate equipment without undue accidents, breakdowns or failures; interest rates and other factors that could impact TECO Energy's ability to obtain access to sufficient capital on satisfactory terms; and TECO Coal's ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Some of these factors are discussed more fully under "Investment Considerations" in the company's Annual Report on Form 10-K for the year ended December 31, 2001, and reference is made thereto.

                                 Summary Information (as of March 31)

                                                  Three months                    Twelve months
                                                      Ended                           Ended
                                              ---------------------         -------------------------

(millions except per share amounts)
                                                  2002        2001               2002           2001
                                                 ------      ------            --------       --------
Revenues                                         $740.3      $671.2            $2,717.5       $2,445.4
                                                 ======      ======            ========       ========
Net income                                       $ 75.4      $ 69.7            $  309.4       $  267.1

Earnings per share - basic                       $ 0.54      $ 0.54            $   2.25       $   2.11
Earnings per share - diluted                     $ 0.54      $ 0.53            $   2.23       $   2.09

Average common shares outstanding -               139.7       128.6               137.6          126.5
     basic
Average common shares outstanding -               140.3       129.8               138.4          127.2
     diluted


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